Exhibit  1.1

CardioDynamics Announces Private Sale of Paulson Stock; Allen E.
Paulson Trust Ownership Reduced to Under 10%

    SAN DIEGO--(BUSINESS WIRE)--Sept. 4, 2003--CardioDynamics (Nasdaq:CDIC) announced today that 500,000 shares of the Company's stock were purchased from the Allen E. Paulson Trust and 250,000 shares owned personally by the Trustee, J. Michael Paulson by an institutional investor in a privately negotiated transaction. The $4.30 per share purchase price was a premium to the 10-day closing market price on the pricing date.
    "The Company has now assisted in reducing the Paulson Trust's ownership in the Company from 78% to less than 10%," stated Michael K. Perry, CEO of CardioDynamics. "This is part of an ongoing process to diversify ownership of the Company and increase institutional holdings of CardioDynamics' stock. Institutional ownership is now close to 40%, more than double the ownership percentage two years ago." Michael Paulson's beneficial ownership (including the Paulson Trust shares) is now 10.7%.

    About CardioDynamics:

    CardioDynamics (Nasdaq:CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company's BioZ(R) Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies, Philips Medical Systems, and Vasomedical. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for disposables. For additional information or to request an investor package, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2002 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

    CONTACT: CardioDynamics
             Bonnie Ortega, Investor Relations
               888-522-2342, Ext. 1005
               bortega@cardiodynamics.com
             Irene Paigah, Media Relations
               888-522-2342, Ext. 1012
               ipaigah@cardiodynamics.com